EXHIBIT 3.52

Certificate of Amendment
TO ARTICLES OF

THE STOLLE CORPORATION

                 Frank J. Stolle   , President and    Howard Stolle   , Secretary of    The Stolle Corporation   , an Ohio corporation, with its principal office located at    227-241 West McMicken Ave., Cincinnati   , Ohio, do hereby certify that a meeting of the holders of the shares of said corporation entitling them to vote on the proposal to amend the articles of incorporation thereof, as contained in the following resolution, was duly called and held on the    28th    day of    June   , 1928, at which meeting a quorum of such shareholders (and each class thereof) was present in person or by proxy, and that by the affirmative vote of the holders of shares entitling them to exercise    all (unanimous)    of the voting power of the corporation on such proposal* the following resolution of amendment was adopted:
Whereas, the business of The Stolle Corporation having increased to such an extent that it is necessary to have additional capital to purchase machinery and equipment to take care of the increased business, be it,

RESOLVED, that the maximum number of shares which the Corporation is authorized to have outstanding be and the same is increased from five hundred shares of common stock of the par value of One Hundred Dollars per share, to five hundred shares of common stock of the par value of One Hundred Dollars and two hundred and fifty shares of preferred stock of the par value of One Hundred Dollars per share, said preferred stock to be cumulative and to bear interest at the rate of 8% per annum and callable at One Hundred and Ten Dollars after five years from date of issue at the option of the Company, so that the total of stock issued shall be seven hundred and fifty shares, divided into two classes, five hundred shares of common stock and two hundred and fifty shares of preferred stock.

From                      $50,000.

To                         $75,000.

Cincinnati

IN WITNESS WHEREOF, said Frank J. Stolle, President and Howard Stolle, Secretary, of The Stolle Corporation, acting for and on behalf of said corporation, have hereunto subscribed their names and caused the seal of said corporation to be hereunto affixed this 29th day of June, 1928.

By: /s/ Frank J. Stolle
President.

By: /s/ Howard J. Stolle
Secretary.